UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2015

RELYPSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36184	26-0893742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Cardinal Way

Redwood City, CA 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 421-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 10, 2015 (the “Effective Date”), Relypsa, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with Vifor Fresenius Medical Care Renal Pharma Ltd. (“VFMCRP”). Pursuant to the License Agreement, the Company granted to VFMCRP, with a limited right to grant sublicenses: (i) an exclusive, royalty-bearing license to the Company’s patents, patent applications and “know how” (collectively, the “Company Technology”) to develop and commercialize any product containing the active ingredient patiromer sorbitex calcium, including the Company’s lead product candidate, Patiromer for Oral Suspension (collectively, the “Products”), for the treatment of hyperkalemia (the “Field”) outside the U.S. and Japan (the “Licensed Territory”); (ii) a non-exclusive, royalty-free license to the Company Technology to conduct VFMRCP’s responsibilities outside the Licensed Territory in the Field pursuant to the parties’ development plan and conduct certain manufacturing activities for the Products outside the Licensed Territory to support development and commercialization of the Products in the Field and in the Licensed Territory; and (iii) a co-exclusive license to the Product trademarks in the Licensed Territory, which shall be royalty free during the term of the License Agreement and royalty-bearing thereafter, and a non-exclusive license to the Company’s trademarks, each to the extent necessary to fulfill VFMCRP’s obligations under the License Agreement.

The License Agreement sets forth the parties’ respective obligations for development, commercialization, regulatory and manufacturing and supply activities for the Products in the Licensed Territory and, to the extent covered by the License Agreement, outside the Licensed Territory. Pursuant to the License Agreement, the parties’ development activities shall be governed by a development plan, which shall include additional clinical studies, to be agreed to by the parties following the Effective Date, and the Company’s manufacturing and supply of Products shall be governed by a Manufacturing and Supply Agreement and Quality Agreement to be entered into following the Effective Date.

In exchange for the above licenses under the License Agreement, VFMCRP agreed to pay the Company an upfront cash payment of $40.0 million. VFMCRP also agreed to pay the Company up to $125.0 million in milestone payments upon achievement of certain regulatory, commercial and sales-based milestones structured in tiers of annual net sales of Products in the Licensed Territory up to $500.0 million, and tiered, double-digit royalties up to 22% of annual net sales of Products in the Licensed Territory.

The License Agreement commences on the Effective Date and continues until the expiration of VFMRCP’s payment obligations to the Company, provided that VFMRCP’s obligation to pay royalties shall expire on a Product-by-Product and country-by-country basis upon the later of: (i) the expiration of the last-to-expire of the Company’s patent and patent application rights covering a Product in a specific country; (ii) the expiration of regulatory and data exclusivity applicable to a Product in a specific country or (iii) ten years after first commercial sale of a Product in a specific country. The License Agreement may be terminated by VFMCRP without cause upon 180-days prior written notice to the Company, by the Company immediately upon written notice if VFMCRP challenges the validity or enforceability of any of the Company’s patents or patent applications and by either party in the event of the other party’s uncured material breach, bankruptcy, insolvency, dissolution or liquidation. Upon termination of the License Agreement, except for termination in the event of the Company’s uncured material breach, bankruptcy, insolvency, dissolution or liquidation, all licenses granted to VFMCRP by the Company shall terminate, all rights in and to the Products in the Licensed Territory shall revert to the Company and the Company shall be entitled to certain transfer assistance from VFMCRP.

The License Agreement contains, among other provisions, customary representations and warranties by the parties, intellectual property protection covenants, certain indemnification rights in favor of each party, customary confidentiality provisions and limitations of liability.

The foregoing description of the License Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the License Agreement, which shall be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2015. The Company intends to seek confidential treatment for certain portions of the License Agreement pursuant to a Confidential Treatment Request to be submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2015	RELYPSA, INC.

	By:	/s/ Ronald A. Krasnow
Ronald A. Krasnow
Senior Vice President and General Counsel